EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-61190) pertaining to the Delta Apparel, Inc. 2000 Stock Option Plan and Delta Apparel, Inc. Incentive Stock Award Plan, and

(2) Registration Statement (Form S-8 No. 333-172018) pertaining to the Delta Apparel, Inc. 2010 Stock Plan of our report dated August 29, 2013, with respect to the consolidated financial statements and schedule of Delta Apparel, Inc. and subsidiaries as of June 29, 2013 and for each of the two years in the period ended June 29, 2013 included in this Annual Report (Form 10-K) of Delta Apparel, Inc. and subsidiaries for the year ended September 27, 2014.

/s/ Ernst & Young LLP

Atlanta, Georgia
December 10, 2014